   As filed with the Securities and Exchange Commission on December 10, 1997

                                                  REGISTRATION NO. 333-41017
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                                AMENDMENT NO. 1
                                      TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ---------------

                               NORAM ENERGY CORP.
             (Exact name of registrant as specified in its charter)


                   DELAWARE                                       76-0511406
          (State or other jurisdiction                         (I.R.S. Employer
        of incorporation or organization)                    Identification No.)

                1111 LOUISIANA                                 HUGH RICE KELLY
             HOUSTON, TEXAS 77002               EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND
                (713) 207-3000                               CORPORATE SECRETARY
 (Address, including zip code, and telephone                   1111 LOUISIANA
 number, including area code, of registrant's               HOUSTON, TEXAS 77002
         principal executive offices)                          (713) 207-3000
                                                     (Name, address, including zip code,
                                                 and telephone number, including area code,
                                                            of agent for service)
                                       ---------------
                                          Copies to:

               MARGO S. SCHOLIN                              STEVEN R. LOESHELLE
            BAKER & BOTTS, L.L.P.                           DEWEY BALLANTINE LLP
                910 LOUISIANA                            1301 AVENUE OF THE AMERICAS
               ONE SHELL PLAZA                         NEW YORK, NEW YORK 10019-6092
          HOUSTON, TEXAS 77002-4995                            (212) 259-8000
                (713) 229-1234
                                       ---------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box.   [x]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _____

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                ---------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

*******************************************************************************
*Information contained herein is subject to completion or amendment.  A       *
*registration statement relating to these securities has been filed with the * *Securities and Exchange Commission. These securities may not be sold nor may*
*offers to buy be accepted prior to the time the registration statement       *
*becomes effective. This Prospectus shall not constitute an offer to sell or * 8the solicitation of an offer to buy nor shall there be any sale of these * *securities in any state in which such offer, solicitation or sale would be * *unlawful prior to registration or qualification under the securities laws of *
*any such state.                                                              *
*******************************************************************************



PROSPECTUS

                 SUBJECT TO COMPLETION, DATED DECEMBER 10, 1997

                               NORAM ENERGY CORP.


                                  $500,000,000


                                DEBT SECURITIES

                                  ------------

          NorAm Energy Corp. ("NorAm" or the "Company") may from time to time offer debt securities consisting of bonds, debentures, notes (including notes commonly known as medium-term notes), or other evidences of indebtedness in one or more series at an aggregate initial offering price not to exceed $500,000,000 or its equivalent in any other currency or composite currency (the "Debt Securities"). The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale. The accompanying Prospectus Supplement sets forth with regard to the series of Debt Securities in respect of which this Prospectus is being delivered the title, aggregate principal amount, denominations (which may be in United States dollars, in any other currency or in a composite currency), maturity, rate, if any (which may be fixed or variable), and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any listing on a securities exchange, and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities.

          The Company may sell Debt Securities to or through one or more underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Debt Securities in respect of which this Prospectus is being delivered, the principal amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents. See "Plan of Distribution" for possible indemnification arrangements for underwriters, agents and their controlling persons.

          THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF DEBT SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.


                                  ------------


  THESE  SECURITIES  HAVE  NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                                  ------------

         The date of this Prospectus is                        , 1997.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEBT SECURITIES OR ANY SECURITIES THE PRICES OF WHICH MAY BE USED TO DETERMINE PAYMENTS ON THE DEBT SECURITIES INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THIS OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION" IN THIS PROSPECTUS AND "PLAN OF DISTRIBUTION" OR "UNDERWRITING" IN THE RELEVANT PROSPECTUS SUPPLEMENT.

          No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, any accompanying Prospectus Supplement or the documents incorporated or deemed incorporated by reference herein or therein, and any information or representations not contained herein or therein must not be relied upon as having been authorized by NorAm or by any agent, dealer or underwriter. This Prospectus and any accompanying Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy the Debt Securities in any circumstances in which such offer or solicitation is unlawful. The delivery of this Prospectus or any Prospectus Supplement at any time does not imply that the information herein or therein is correct as of any time subsequent to the date of such information.


                             AVAILABLE INFORMATION

          The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Company's 6% Convertible Subordinated Debentures due 2012 and NorAm Financing I's 6 1/4% Convertible Trust Originated Preferred Securities(sm) are listed on the New York Stock Exchange (the "NYSE"). Reports and other information concerning the Company can be inspected and copied at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

          The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debt Securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Debt Securities offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission at the addresses set forth above or through the Commission's home page on the Internet. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

          The following documents filed by the Company (File No. 1-13265) or by its predecessor ("Old NorAm") (File No. 1-3751) with the Commission are incorporated herein by reference:

          (a) Old NorAm's Annual Report on Form 10-K for its fiscal year ended December 31, 1996;

          (b) Old NorAm's Quarterly Report on Form 10-Q for its quarterly period ended March 31, 1997;

          (c) the Company's Quarterly Reports on Form 10-Q for its quarterly periods ended June 30, 1997 and September 30, 1997; and

          (d) the Company's and Old NorAm's Combined Current Report on Form 8-K dated August 6, 1997, as amended by Form 8-K/A dated August 18, 1997.

          Each document or report filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of any offering of the Debt Securities made by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained herein, or in any document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

          The Company will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference herein (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to: Corporate Secretary, NorAm Energy Corp., 1111 Louisiana, Houston, Texas 77002, telephone number (713) 207-3000.


                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

          Statements contained in this Prospectus, including the documents that are incorporated by reference as set forth in "Incorporation of Certain Documents by Reference," that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management's beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of fact, actual results may differ materially from those projected. Important factors that could cause future results to differ include
(a) the effects of competition, (b) legislative and regulatory changes, (c) fluctuations in the weather, (d) fluctuations in energy commodity prices, (e) environmental liabilities, (f) changes in the economy and (g) other factors discussed in this and other filings by NorAm with the Commission. When used in NorAm's documents or oral presentations, the words "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal" or similar words are intended to identify forward-looking statements.


                                  THE COMPANY

          NorAm principally conducts operations in the natural gas industry, including gathering, transmission, marketing, storage and distribution which, collectively, account for in excess of 90% of NorAm's total revenues, income or loss and identifiable assets. NorAm also makes sales of electricity, non-energy sales and provides certain non-energy services, principally to certain of its retail gas distribution customers. NorAm is currently organized into five operating units: (a) natural gas distribution; (b) interstate pipelines; (c) wholesale energy marketing; (d) retail energy marketing; and (e) natural gas gathering.

          NATURAL GAS DISTRIBUTION. NorAm's natural gas distribution operations are conducted through three divisions, Arkla, Entex and Minnegasco, which collectively form the nation's third-largest gas distribution operation in terms of customers served with over 400 billion cubic feet of annual throughput to over 2.7 million customers. Through these divisions, NorAm engages in both the sale to, and transportation of natural gas for, residential, commercial and a limited number of industrial customers in six states: Arkansas; Louisiana; Minnesota; Mississippi; Oklahoma; and Texas.

          INTERSTATE PIPELINES. NorAm's interstate natural gas pipeline operations are conducted principally through NorAm Gas Transmission Company ("NGT") and Mississippi River Transmission Corporation ("MRT"), two wholly owned subsidiaries of NorAm, together with certain subsidiaries and affiliates. The NGT system consists of approximately 6,200 miles of natural gas transmission lines located in portions of Arkansas, Louisiana, Mississippi, Missouri, Kansas, Oklahoma, Tennessee and Texas. The MRT system consists of approximately 2,000 miles of pipeline serving principally the greater St. Louis area in Missouri and Illinois. Through these subsidiaries and affiliates, NorAm engages in the transmission, sale and storage of natural gas.

     WHOLESALE ENERGY MARKETING. NorAm's wholesale energy marketing operations principally consist of marketing natural gas and electricity and providing risk management services to natural gas resellers and certain large volume customers. This business is principally conducted by NorAm Energy Services, Inc., together with certain affiliates.

     RETAIL ENERGY MARKETING. NorAm's retail energy marketing operations are principally conducted by NorAm Energy Management, Inc. and certain affiliates ("NEM"). NEM was created in 1995 to consolidate the existing unregulated retail marketing activities of NorAm's distribution companies into one business segment. NEM is focusing on industrial and large commercial customers.
Services offered to these customers include natural gas supply, electric power services, management of commodity pricing risks, total energy management, and supply and financing of gas-burning equipment, including inside-the-fence cogeneration.


     NATURAL GAS GATHERING. NorAm's natural gas gathering activities are principally carried out by NorAm Field Services Corp. and certain affiliates ("NFS"). NFS operates approximately 3,500 miles of gathering pipelines which collect gas from more than 200 separate systems located in major producing fields in Oklahoma, Louisiana, Arkansas and Texas.

     The principal executive offices of NorAm are located at Houston Industries Plaza, 1111 Louisiana Street, Houston, Texas 77002, and its telephone number is
(713) 207-3000.

ACQUISITION BY HOUSTON INDUSTRIES

     On August 6, 1997, pursuant to an Agreement and Plan of Merger dated as of August 11, 1996, as amended, Old NorAm merged with and into a wholly owned subsidiary of Houston Industries Incorporated ("Houston Industries"), thereby becoming a wholly owned subsidiary of Houston Industries (the "Merger").
Houston Industries is a holding company with headquarters in Houston, Texas, whose principal pre-merger operations were conducted by Houston Lighting & Power Company, the electric utility serving a 5,000-square-mile area of the Texas Gulf Coast, including Houston, Texas. The aggregate consideration paid to Old NorAm stockholders in connection with the Merger consisted of $1.4 billion in cash and
47.8 million shares of Houston Industries' common stock valued at approximately $1 billion. The overall transaction was valued at $4.0 billion, consisting of $2.4 billion for Old NorAm's common stock and common stock equivalents and $1.6 billion of Old NorAm debt ($1.3 billion of which was long-term debt).


                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's ratios of earnings from continuing operations to fixed charges for each of the periods indicated:

                                      NINE MONTHS
                                        ENDED
                                     SEPTEMBER 30,    YEAR ENDED DECEMBER 31,
                                     -------------  ----------------------------
                                      1997   1996   1996  1995  1994  1993  1992
                                     ------  -----  ----  ----  ----  ----  ----
Ratio of earnings from continuing
 operations to fixed charges (1)       1.66   1.85  2.12  1.69  1.47  1.47  1.10


-------------
(1) The Company believes that the ratios for the nine-month periods are not necessarily indicative of the ratios for the twelve-month periods due to the seasonal nature of the Company's business, the recording of a $13.4 million after-tax charge associated with early retirement and severance costs to 1996 first quarter earnings and the adjustments to the Company's financial statements resulting from the Merger as described in the Company's Quarterly Report on Form 10-Q for its quarterly period ended September 30, 1997.

                                 USE OF PROCEEDS

          Unless otherwise indicated in the applicable Prospectus Supplement, the Company anticipates that any net proceeds from the sale of Debt Securities will be used for general corporate purposes, which may include, but are not limited to, working capital, capital expenditures, acquisitions and the repayment or refinancing of the Company's indebtedness, including the Company's outstanding long-term public debt securities.


                         DESCRIPTION OF DEBT SECURITIES

          The Debt Securities are to be issued under an Indenture, dated as of December 1, 1997 (as the same may be amended from time to time, the "Indenture"), between the Company and Texas Commerce Bank National Association, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Debt Securities may be issued from time to time in one or more series. The particular terms of each series, or of Debt Securities forming a part of a series which are offered by a Prospectus Supplement, will be described in such Prospectus Supplement.

          The following summaries of certain provisions of the Indenture do not purport to be complete and are subject, and are qualified in their entirety by reference, to all the provisions of the Indenture, including the definitions therein of certain terms, and, with respect to any particular Debt Securities, to the description of the terms thereof included in the Prospectus Supplement relating thereto. Wherever particular Sections or defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated by reference herein or therein, as the case may be.

          The covenants in the Indenture would not necessarily afford the holders of the Debt Securities protection in the event of a decline in the Company's credit quality resulting from highly leveraged or other transactions involving the Company.

GENERAL

          The Indenture provides that separate series of Debt Securities may be issued under the Indenture from time to time without limitation as to aggregate principal amount. The Company may specify a maximum aggregate principal amount for the Debt Securities of any series, provided, however, such specified maximum aggregate principal amount may be increased by resolution of the Board of Directors of the Company. (Section 301) The Debt Securities are to have such terms and provisions which are not inconsistent with the Indenture, including as to maturity, principal and interest, as the Company may determine. The Debt Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

          The applicable Prospectus Supplement will set forth the price or prices at which the Debt Securities to be offered will be issued and will describe the following terms of such Debt Securities: (a) the title of such Debt Securities; (b) any limit on the aggregate principal amount of the particular series of Debt Securities; (c) the date or dates on which the principal of any of such Debt Securities will be payable or the method by which such date or dates will be determined or extended; (d) the rate or rates at which any of such Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined, the date or dates from which any such interest will accrue, or the method by which such date or dates shall be determined, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date, if any, for any such interest payable on any Interest Payment Date, or the method by which such date or dates shall be determined, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months; (e) the place or places where the principal of and any premium and interest on any of such Debt Securities will be payable, the place or places where such Debt Securities may be presented for registration of transfer or exchange, and the place or places where notices and demands to or upon the Company in respect of such Debt Securities may be made; (f) the period or periods within which or the date or dates on which, the price or prices at which and the terms and conditions upon which any of such Debt Securities may be redeemed, in whole or in part, at the option of the Company and the manner in which any election by the Company to redeem such Debt Securities shall be evidenced (if other than by a Board Resolution); (g) the obligation or the right, if any, of the Company to redeem or purchase any of such Debt Securities pursuant to any sinking fund, amortization or analogous provisions or the option of the Holder thereof to require any such redemption or purchase, and the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which and the other terms and conditions on which any of such Debt Securities will be redeemed or purchased, in whole or in part, pursuant to any such obligation; (h) the denominations in which any of such Debt

Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof; (i) if the amount of principal of or any premium or interest on any of such Debt Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; (j) if other than the currency of the United States of America, the currency, currencies or currency units, including composite currencies, in which the principal of or any premium or interest on any of such Debt Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be Outstanding at any time); (k) if the principal of or any premium or interest on any of such Debt Securities is to be payable, at the election of the Company or the Holder thereof, in one or more currencies or currency units other than those in which such Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, the period or periods within which or the date or dates on which and the terms and conditions upon which such election is to be made and the amount so payable (or the manner in which such amount is to be determined); (l) the percentage of the principal amount at which such Debt Securities will be issued and, if other than the entire principal amount thereof, the portion of the principal amount of any of such Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof or the method by which such portion shall be determined; (m) if the principal amount payable at the Stated Maturity of any of such Debt Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined); (n) any variation from the application of the provisions of the Indenture described under "Defeasance and Covenant Defeasance--Defeasance and Discharge" or "Defeasance and Covenant Defeasance--Defeasance of Certain Covenants" or under both such captions and the manner in which any election of the Company to defease such Debt Securities shall be evidenced (if other than by a Board Resolution); (o) whether any of such Debt Securities will initially be issuable in whole or in part in the form of a temporary Global Security representing such Debt Securities and provisions for the exchange of such temporary Global Security for definitive Debt Securities; (p) whether any of such Debt Securities will be issuable in whole or in part in the form of one or more Global Securities and, if so, the respective Depositaries for such Global Securities, the form of any legend or legends to be borne by any such Global Security, any circumstances under which any such Global Security may be exchanged, in whole or in part, for Debt Securities registered, and whether and under what circumstances any transfer of such Global Security, in whole or in part, may be registered, in the names of Persons other than the Depositary for such Global Security or its nominee; (q) whether any of such Debt Securities will be subject to certain optional interest rate reset provisions;
(r) whether any of such Debt Securities will be subject to certain optional extension of maturity provisions; (s) any addition to or change in the Events of Default applicable to any of such Debt Securities and any change in the right of the Trustee or the Holders of any of such Debt Securities to declare the principal amount of any of such Debt Securities due and payable; (t) any addition to or change in the covenants in the Indenture applicable to any of such Debt Securities; (u) the additions or changes, if any, to the Indenture with respect to such Debt Securities as shall be necessary to permit or facilitate the issuance of such Debt Securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons; (v) the appointment of any Paying Agent or Agents for such Debt Securities, if other than Houston Industries; (w) the terms of any right to convert or exchange such Debt Securities into any other securities or property of the Company, and the additions or changes, if any, to the Indenture with respect to such Debt Securities to permit or facilitate such conversion or exchange; (x) the terms and conditions, if any, pursuant to which such Debt Securities are secured; (y) any restriction or condition on the transferability of such Debt Securities; and
(z) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture. (Section 301)

          Debt Securities, including Original Issue Discount Securities, may be sold at a substantial discount below their principal amount. Certain special United States income tax considerations (if any) applicable to Debt Securities sold at an original issue discount may be described in the applicable Prospectus Supplement. In addition, certain special United States federal income tax or other considerations (if any) applicable to any Debt Securities which are denominated in a currency or currency unit other than United States dollars may be described in the applicable Prospectus Supplement.

FORM, EXCHANGE AND TRANSFER

          The Debt Securities of each series will be issuable only in registered form, without coupons, and, unless otherwise specified in the applicable Prospectus Supplement, only in denominations of $1,000 and integral multiples thereof. (Section 302)

          At the option of the Holder, subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities of each series will be exchangeable for other Debt Securities of the same series, of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

          Subject to the terms of the Indenture and the limitations applicable to Global Securities, Debt Securities may be presented for exchange as provided above or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon duly executed) at the office of the Security Registrar or at the office of any transfer agent designated by the Company for such purpose. No service charge will be made for any registration of transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Such transfer or exchange will be effected upon the Security Registrar or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. The Company has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by the Company for any Debt Securities will be named in the applicable Prospectus Supplement. (Section
305) The Company may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Sections 305 and 1002)

          Neither the Trustee nor the Company will be required to (a) issue, register the transfer of or exchange any Debt Security of any series (or of any series and specified tenor, as the case may be) during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any such Debt Security that may be selected for redemption and ending at the close of business on the day of such mailing, or (b) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except, in the case of any such Debt Security to be redeemed in part, any portion not to be redeemed. (Section 305)

GLOBAL SECURITIES

          Unless otherwise provided in the Prospectus Supplement, some or all of the Debt Securities of any series may be represented, in whole or in part, by one or more Global Securities which will have an aggregate principal amount equal to that of the Debt Securities represented thereby. Unless otherwise provided in the Prospectus Supplement, the Global Security representing Debt Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), or other successor depository appointed by the Company (DTC or such other depository is herein referred to as the "Depositary") and registered in the name of the Depositary or its nominee and such Global Security will bear a legend regarding the restrictions on exchange and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to the Indenture. Unless otherwise provided in the Prospectus Supplement, Debt Securities will not be issued in definitive form.

          Notwithstanding any provision of the Indenture or any Debt Security described herein, no Global Security may be exchanged, in whole or in part, for Debt Securities registered, and no transfer of a Global Security, in whole or in part, may be registered in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless (a) the Depositary has notified the Company that it is unwilling or unable to continue as Depositary for such Global Security or has ceased to be qualified to act as such as required by the Indenture, (b) there shall have occurred and be continuing an Event of Default with respect to the Debt Securities represented by such Global Security, (c) the Company in its sole discretion determines that such Global Security will be so exchangeable or transferable, or (d) there shall exist such circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable Prospectus Supplement. All Debt Securities issued in exchange for a Global Security or any portion thereof will be registered in such names as the Depositary may direct. (Sections 204 and 305)

          DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of Direct Participants and by the New York Stock Exchange, Inc., the American

Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

          Upon the issuance by the Company of Debt Securities represented by a Global Security, purchases of Debt Securities under the DTC System must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

          So long as the Depositary for the Global Security, or its nominee, is the registered owner of the Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as described above, Beneficial Owners will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture.

          To facilitate subsequent transfers, all Debt Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Debt Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

          Neither DTC nor Cede & Co. will consent or vote with respect to Debt Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

          Payments of principal of and interest, if any, on the Debt Securities represented by the Global Security registered in the name of the Depositary or its nominee will be made by the Company through the Trustee under the Indenture or a paying agent (the "Paying Agent"), which may also be the Trustee under the Indenture, to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security. Neither the Company, the Trustee, nor the Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

          The Company has been advised that DTC will credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Paying Agent, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company or the Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

          The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

PAYMENT AND PAYING AGENTS

          Unless otherwise indicated in the applicable Prospectus Supplement, payment of interest on a Debt Security on any Interest Payment Date will be made to the Person in whose name such Debt Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest in respect of such Debt Securities, except that, unless otherwise provided in such Debt Securities, interest payable on the Stated Maturity of the principal of a Debt Security shall be paid to the Person to whom principal is paid. The initial payment of interest on any Debt Security of any series which is issued between a Regular Record Date and the related Interest Payment Date shall be payable as provided in such Debt Security. (Section 307)

          Unless otherwise indicated in the applicable Prospectus Supplement, principal of and any premium and interest on the Debt Securities of a particular series will be payable at the office of such Paying Agent or Paying Agents as the Company may designate for such purpose from time to time, except that at the option of the Company payment of any interest may be made (a) by check mailed to the address of the Person entitled thereto as such address appears in the Security Register, or (b) by wire transfer in immediately available funds at such place and to such account as designated in writing by the Person entitled thereto as specified in the Security Register. Unless otherwise indicated in the applicable Prospectus Supplement, Houston Industries, the Company's parent company, will be designated as the Company's sole Paying Agent for payments with respect to Debt Securities of each series. Any other Paying Agents initially designated by the Company for the Debt Securities of a particular series will be named in the applicable Prospectus Supplement. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent, except that the Company at all times will be required to maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Sections 307 and 1002)

          Any money deposited by the Company with the Trustee or any Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable may be repaid to the Company at the Company's request and the Holder of such Debt Security will thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease. (Section 1003)

COVENANTS

          The applicable Prospectus Supplement will set forth any restrictive covenants applicable with respect to any series of Debt Securities.

CONSOLIDATION, MERGER AND SALE OF ASSETS

          The Company may not consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person ("Successor Person"), and may not permit any Person to consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, the Company, unless (a) the Successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes the Company's obligations on the Debt Securities and under the Indenture, (b) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing and (c) the Company has delivered to the Trustee the certificates and opinions required under the Indenture. (Section 801)

EVENTS OF DEFAULT

          Each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay principal of or any premium on any Debt Security of that series when due; (b) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform, or breach in any material respect of, any other covenant or warranty of the Company in the Indenture with respect to Debt Securities of that series (other than a covenant or warranty included in the Indenture solely for the benefit of a series other than that series), continued for 90 days after written notice has been given to the Company by the Trustee or the Holders of at least 25% in principal amount of the Outstanding Securities of that series, as provided in the Indenture; (e) certain events involving bankruptcy, insolvency or reorganization; and (f) any other Event of Default provided with respect to Debt Securities of that series; provided, however, that no event described in clause (d), (e) or (f) above shall constitute an Event of Default until an officer of the Trustee, assigned to and working in the Trustee's corporate trust department has actual knowledge thereof or until a written notice of any such event is received by the Trustee at its Corporate Trust Office, and such notice refers to the Debt Securities generally, the Company or the Indenture.
(Section 501)

          Notwithstanding the foregoing provisions, if the principal or any premium or interest on any Debt Security is payable in a currency other than the currency of the United States of America and such currency is not available to the Company for making payment thereof due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to Holders of the Debt Securities by making such payment in the currency of the United States of America in an amount equal to the currency of the United States of America equivalent of the amount payable in such other currency, as determined by the Trustee by reference to the noon buying rate in The City of New York for cable transfers for such currency ("Exchange Rate"), as such Exchange Rate is reported or otherwise made available by the Federal Reserve Bank of New York on the date of such payment, or, if such rate is not then available, on the basis of the most recently available Exchange Rate. Notwithstanding the foregoing, any payment made under such circumstances in the currency of the United States of America where the required payment is in a currency other than the currency of the United States of America will not constitute an Event of Default under the Indenture.
(Section 501)

          If an Event of Default (other than an Event of Default described in clause (d) above or another Event of Default specified in clause (f) above that is applicable to all Outstanding Debt Securities, or an Event of Default specified in clause (e) above) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series (or, in the case of any Debt Security that is an Original Issue Discount Security, such portion of the principal amount of such Debt Security, as may be specified in the terms of such Debt Security) to be due and payable immediately, and upon any such declaration such principal amount shall become immediately due and payable. If an Event of Default described in clause (d) above or another Event of Default specified in clause (f) above that is applicable to all Outstanding Debt Securities shall occur and be continuing, or an Event of Default specified in clause (e) above shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of all the Debt Securities then Outstanding (treated as one class) by notice as provided in the Indenture may declare the principal amount (or, if any Debt Securities are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities then Outstanding to be due and payable immediately, and upon any such declaration such principal amount shall become immediately due and payable. After any such acceleration of a series, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. (Section 502) For information as to waiver of defaults, see "Modification and Waiver" below.

          Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section
603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series, provided that, (a) such direction shall not be in conflict with any rule of law or the Indenture, (b) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction, and (c) subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will have the right to decline to follow such direction if an officer of the Trustee determines, in good faith, that the proceeding so directed would involve the Trustee in personal liability or would otherwise be contrary to applicable law. (Section 512)

          No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver, assignee, trustee, liquidator or sequestrator (or other similar official), or for any other remedy thereunder, unless (a) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Debt Securities of that series, (b) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series have made written request to the Trustee, and such Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding and
(c) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508)

          The Company will be required to furnish to the Trustee annually a statement by certain of its officers as to whether or not the Company, to their knowledge, is in default in the performance or observance of any of the terms, provisions, covenants and conditions of the Indenture and, if so, specifying all such known defaults. (Section 1004)

MODIFICATION AND WAIVER

          The Indenture contains provisions permitting the Company and the Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Debt Securities in order (a) to evidence the succession of another corporation to the Company, or successive successions and the assumption of the covenants, agreements and obligations of the Company by a successor to the Company; (b) to add to the covenants of the Company for the benefit of the Holders or surrender any right or power of the Company; (c) to add additional Events of Default with respect to any series of Debt Securities;
(d) to add or change any provisions of the Indenture to such extent as necessary to facilitate the issuance of Debt Securities in bearer form; (e) to add to, change or eliminate any provision of the Indenture in respect of one or more series of Debt Securities, provided that if such action adversely affects the interests of any Holders of Debt Securities of any series, such addition, change or elimination will become effective with respect to such series only when no Security of such series remains Outstanding; (f) to convey, transfer, assign, mortgage or pledge any property to or with the Trustee or to surrender any right or power herein conferred upon the Company; (g) to establish the form or terms of Debt Securities; (h) to provide for uncertificated securities in addition to certificated securities; (i) to evidence and provide for successor Trustees or to add or change any provisions to such extent as necessary to permit or facilitate the appointment of a separate Trustee or Trustees for specific series of Debt Securities; (j) to cure any ambiguity, to correct any defect or supplement any inconsistent provisions or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action does not adversely affect the interests of the Holders of Debt Securities of any series; (k) to supplement any provisions of the Indenture necessary to permit or facilitate the defeasance and discharge of any series of Debt Securities, provided that such action does not adversely affect the interests of the Holders of Debt Securities of such series or any other series; (l) to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the Debt Securities may be listed or traded; or (m) to add, change or eliminate any provisions of the Indenture as is necessary or desirable in accordance with any amendments to the Trust Indenture Act, provided that such action does not adversely affect the rights or interests of any Holder of Debt Securities. (Section 901)

          The Indenture also contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such supplemental indenture (treated as one class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of Debt Securities of such series, except that no such supplemental indenture may, without the consent of the Holder of each Outstanding Debt Security so affected,
(a) except to the extent permitted pursuant to the Indenture, change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or any premium or interest on, any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (f) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, (h) make certain modifications to such provisions with respect to modification and waiver, (i) with respect to any series of Debt Securities that are convertible or exchangeable into any other securities or property of the Company, make any change that adversely affects the right to convert or exchange any such Debt Security or decrease the conversion or exchange rate or increase the conversion price of any such Debt Security, or (j) with respect to any series of Debt Securities that are secured, change the terms and conditions pursuant to which such Debt Securities are secured in a manner adverse to the Holders of such Debt Securities. (Section
902)

          The Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of any series may waive any past default or compliance with certain restrictive provisions under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Sections 513 and 1006)

          The Indenture provides that in determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, (a) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of the principal thereof that would be due and payable as of such date upon acceleration of the Maturity thereof to such date, (b) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security, (c) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (a) or (b) above, of the amount described in such clause) and (d) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any of their Affiliates will be disregarded and deemed not to be Outstanding. Certain Debt Securities, including those for whose payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1402, will not be deemed to be Outstanding. (Section 101)

          Except in certain limited circumstances, the Company will be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by the Company (or the Trustee, if it set the record date) and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

DEFEASANCE AND COVENANT DEFEASANCE

          Unless otherwise provided in the applicable Prospectus Supplement, the provisions of Section 1402, relating to defeasance and discharge of indebtedness, or Section 1403, relating to defeasance of certain restrictive covenants, in the Indenture, shall apply to the Debt Securities of any series or
to any specified part of a series.   (Section 1401)

          DEFEASANCE AND DISCHARGE. Section 1402 of the Indenture provides that the Company will be discharged from all its obligations with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel to the effect that the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1402 and 1404)

          DEFEASANCE OF CERTAIN COVENANTS. Section 1403 of the Indenture provides that, in certain circumstances, the Company may omit to comply with certain restrictive covenants, including any that may be described in the applicable Prospectus Supplement, and that in those circumstances the occurrence of certain Events of Default, which are described above in clause (d) (with respect to such restrictive covenants) under "Events of Default" and any that may be described in the applicable Prospectus Supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such Debt Securities. The Company, in order to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required, among other things, to deliver to the Trustee an opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event the Company exercised this option with respect to any Debt Securities and such Debt Securities were declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust would be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities, but might not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, the Company would remain liable for such payments. (Sections 1403 and 1404)

NOTICES

          Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they may appear in the Security Register. (Sections 101 and 106)

TITLE

          The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name a Debt Security is registered on the applicable record date as the owner thereof (whether or not such Debt Security may be overdue) for the purpose of making payment and for all other purposes. (Section 309)

GOVERNING LAW

          The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of laws principles thereof. (Section 112)

REGARDING THE TRUSTEE

          The Trustee serves as trustee for (i) Houston Industries', the Company's parent company, first mortgage bonds aggregating $2.5 billion, (ii) Houston Industries' collateralized medium-term notes which are secured as to payment of principal, interest and premium, if any, by Houston Industries' first mortgage bonds and (iii) pollution control bonds previously issued on behalf of Houston Industries aggregating $927.9 million, a portion of which is collateralized by Houston Industries' first mortgage bonds. Houston Industries maintains depositary and other normal banking relationships with the Trustee.

          The Chase Manhattan Bank ("Chase"), a subsidiary of the Chase Manhattan Corporation, the sole indirect shareholder of the Trustee, is a party to credit agreements under which Houston Industries and its affiliates have bank lines of credit. Houston Industries and certain of its subsidiaries maintain depository and other normal banking, investment banking and trust relationships with Chase and certain subsidiaries of Chase. Mr. Don D. Jordan, Chairman and Chief Executive Officer of the Company and Houston Industries, serves on the Trustee's Advisory Board of Directors and Mr. R. Steve Letbetter, President and Chief Operating Officer of Houston Industries, serves on the Trustee's Houston Regional Advisory Board of Directors.

          The Trustee will be renamed Chase Bank of Texas, National Association in January 1998.


                              PLAN OF DISTRIBUTION

          The Company may sell the Debt Securities (a) through an underwriter or underwriters, (b) through dealers, (c) through agents, (d) directly to purchasers, including affiliates of the Company, or (e) through a combination of any such methods of sale. The applicable Prospectus Supplement will set forth the terms of the offerings of any Debt Securities, including the method of distribution, the name or names of any underwriters, dealers or agents, any managing underwriter or underwriters, the purchase price of the Debt Securities and the proceeds to the Company from the sale, any underwriting discounts, agency fees and other items constituting underwriters' compensation and any discounts and concessions allowed, reallowed or paid to dealers or agents. Any initial public offering price and any discount or concessions allowed or reallowed to dealers may be changed from time to time. The expected time of delivery of the Debt Securities in respect of which this Prospectus is delivered will be set forth in the applicable Prospectus Supplement.

          If underwriters are used in the sale of the Debt Securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Debt Securities will be obligated to purchase all such Debt Securities if any are purchased. In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

          If a dealer is utilized in the sale of the Debt Securities in respect of which this Prospectus is delivered, the Company will sell such Debt Securities to the dealer as principal. The dealer may then resell such Debt Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Debt Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

          Underwriters, agents or dealers participating in the distribution of Debt Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act.

          The Debt Securities may be sold in one or more transactions either at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company may also offer and sell the Debt Securities in exchange for one or more of its outstanding issues of debt or convertible debt securities or in the satisfaction of indebtedness.

          Underwriters, agents or dealers who participate in the distribution of Debt Securities may be entitled, under agreements which may be entered into with the Company, to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution by the Company to payments that such underwriters, dealers or agents or any of their controlling persons may be required to make in respect thereof. Underwriters, agents or dealers may be customers of, engage in transactions with or perform services for the Company or affiliates of the Company in the ordinary course of business.

          Each series of Debt Securities will be a new issue with no established trading market. The Company may elect to list any series of Debt Securities on an exchange, but the Company shall not be obligated to do so. It is possible that one or more underwriters may make a market in a series of Debt Securities, but will not be obliged to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Debt Securities.

          In connection with the offering, the underwriters or agents, as the case may be, may purchase and sell the Debt Securities in the open market.
These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Debt Securities; and syndicate short positions involve the sale by the underwriters or agents, as the case may be, of a greater number of Debt Securities than they are required to purchase from the Company in the offering. The underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker dealers in respect of the Debt Securities sold in the offering for their account may be reclaimed by the syndicate if such Debt Securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Debt Securities, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

          If so indicated in the Prospectus Supplement, the Company will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase Debt Securities from the Company pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the Prospectus Supplement. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement. The Prospectus Supplement will also set forth the commission payable for solicitation of such contracts.

          Offers to purchase Debt Securities may be solicited directly by the Company and sales thereof may be made by the Company directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto. Except as set forth in the applicable Prospectus Supplement, no director, officer or employee of the Company will solicit or receive a commission in connection with direct sales by the Company of the Debt Securities, although such persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

          Debt Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Company. Any remarketing firm will be identified and the terms of its agreement, if any, with the Company and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the Debt Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with the Company to indemnification or contribution by the Company against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company in the ordinary course of business.


                                    EXPERTS

          The consolidated balance sheet of Old NorAm as of December 31, 1996 and 1995 and the consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.


                             VALIDITY OF SECURITIES

          Unless otherwise indicated in the applicable Prospectus Supplement, the validity of the Debt Securities will be passed upon for the Company by Baker & Botts, L.L.P., Houston, Texas. Certain legal matters will be passed upon for the Company by Hugh Rice Kelly, Esq., Executive Vice President, General Counsel and Corporate Secretary of the Company, and for the underwriters, dealers, or agents, if any, by Dewey Ballantine LLP, New York, New York. James A. Baker, III, a senior partner in the law firm of Baker & Botts, L.L.P., is currently a director of Houston Industries, the Company's sole stockholder, and beneficial owner of 1,500 shares of Houston Industries' common stock.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

          The Company estimates that expenses in connection with the offering described in this Registration Statement will be as follows:

             Securities and Exchange Commission filing fee..... $151,515
             Blue Sky fees and expenses........................   20,000
             Attorney's fees and expenses......................  100,000
             Independent Auditor's fees and expenses...........   15,000
             Printing and engraving expenses...................   15,000
             Rating Agency fees................................  115,000
             Trustee's fees and expenses.......................    3,000
             Miscellaneous expenses............................   30,485
                                                                --------
                 Total......................................... $450,000
                                                                ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of Delaware (the "DGCL") gives corporations the power to indemnify officers and directors under certain circumstances.

     Article V of the Company's By-Laws provides for indemnification of officers and directors to the extent permitted by the DGCL. The Company also has policies insuring its officers and directors against certain liabilities for action taken in such capacities, including liabilities under the Securities
Act.

     Article Ninth of the Company's Certificate of Incorporation adopted the provision of Delaware law limiting or eliminating the potential monetary liability of directors to the Company or its stockholders for breaches of a director's fiduciary duty of care. However, the provision does not limit or eliminate the liability of a director for disloyalty to the Company or its stockholders, failing to act in good faith, engaging in intentional misconduct or a knowing violation of the law, obtaining an improper personal benefit or paying a dividend or approving a stock repurchase that was illegal under section 174 of the DGCL.

     Article Ninth also provides that if the DGCL is subsequently amended to authorize further limitation or elimination of the liability of directors, such subsequent limitation or elimination of director's liability will be automatically implemented without further stockholder action. Furthermore, repeal or modification of the terms of the Article Ninth will not adversely affect any right or protection of a director existing at the time of such repeal or modification.

     Any agents, dealers or underwriters who execute any of the Agreements filed as Exhibit 1 to this Registration Statement will agree to indemnify the Company's directors and their officers who signed the Registration Statement against certain liabilities that may arise under the Securities Act with respect to information furnished to NorAm by or on behalf of any such indemnifying party.

     See "Item 17. Undertakings" for a description of the Commission's position regarding such indemnification provisions.

ITEM 16.  EXHIBITS.

     See Index to Exhibits at page II-4.

ITEM 17. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, NORAM ENERGY CORP. CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON DECEMBER 9,
1997.

                                                   NORAM ENERGY CORP.
                                                    (Registrant)



                                                   By:  /s/ Don D. Jordan
                                                        ------------------
                                                        (Don D. Jordan,
                                                        Chairman and Chief
                                                        Executive Officer)


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT OR AMENDMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


          Signature               Title                  Date
          ---------               -----                  ----

 /s/ Don D. Jordan       Chairman and Chief Executive       December 9, 1997
    --------------                Officer
    (Don D. Jordan)      (Principal Executive Officer)



 /s/ Stephen W. Naeve      Executive Vice President         December 9, 1997
   -------------------         and Sole Director
    (Stephen W. Naeve)    (Principal Financial Officer)



 /s/ Mary P. Ricciardello   Vice President and Comptroller  December 9, 1997
    ---------------------   (Principal Accounting Officer)
    (Mary P. Ricciardello)

                               INDEX TO EXHIBITS
                               -----------------

                                                                                     SEC File or
Exhibit                                                           Report or         Registration    Exhibit
Number                 Document Description                 Registration Statement     Number      Reference
-------  ---------------------------------------------      ----------------------  -------------  ----------
  1*     Form of Underwriting Agreement

  2.1**  Agreement and Plan of Merger, among Houston        Form 10-K of Old             1-3751         2.1
         Industries, Houston Lighting & Power Company       NorAm for the year
         ("HL&P"), HI Merger, Inc. ("Merger Sub") and       ended December 31,
         Old NorAm dated as of August 11, 1996, as          1996
         amended by Amendment to Agreement and Plan of
         Merger dated as of October 23, 1996

  2.2*** Agreement dated August 5, 1997 among Houston
         Industries, HL&P, Merger Sub and Old NorAm

  4.1 Form of Indenture governing the Debt Securities between the Company and Texas Commerce Bank
         National Association, as Trustee

  4.2    Form of Debt Security (included in Exhibit 4.1)

  5      Opinion of Baker & Botts, L.L.P.

  12     Statement regarding Computation of Ratios

  23.1   Consent of Coopers & Lybrand L.L.P.

  23.2   Consent of Baker & Botts, L.L.P. (included in
         Exhibit 5)

  25***  Statement of Eligibility of Trustee on Form T-1

----------------
  * To be filed by amendment or by a report on Form 8-K pursuant to Regulation S-K, Item 601(b).
  **   Incorporated herein by reference as indicated.
  ***  Previously filed.